Exhibit 4.9

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

EOG RESOURCES, INC.

PERFORMANCE STOCK AWARD AGREEMENT

Grantee: [NAME] [EMPLOYEE ID]

Congratulations! You have been granted an Award of EOG Resources, Inc. Performance Stock as follows:

Date of Grant:	[GRANT DATE]
Shares of Performance Stock granted under this Award (subject to adjustment as set forth below):	[# SHARES]

The Compensation Committee of the Board of EOG Resources, Inc. (the “Company”) hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a Performance Stock Award (the “Award”) in accordance with the terms set forth below.

General. This Performance Stock Award Agreement (this “Agreement”) is governed by the terms and conditions of the Amended and Restated EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (as may be amended from time to time, the “Plan”), which is hereby made a part of this Agreement. All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan. Under the terms of this Agreement and the Plan, a Performance Stock book entry will be maintained by the Company (or its agent) until you become vested in the shares of Performance Stock (i.e., the lapse of the forfeiture restrictions thereon) or the shares of Performance Stock are forfeited and canceled pursuant to this Agreement.

Performance Period; TSR Rank; Performance Multiple. Upon the completion of the Performance Period (as defined on Annex A) and the certification (in writing) by the Committee of the Total Shareholder Return (as defined on Annex A) over the Performance Period of the Company and each Peer Company (as defined on Annex A) and the Company’s corresponding TSR Rank (see chart on Annex A) for the Performance Period and the applicable Performance Multiple (as specified in the chart on Annex A), such Performance Multiple shall be applied to the number of shares of Performance Stock granted hereunder and, except in the case of an applicable Performance Multiple of 100% or an applicable Performance Multiple of 0% (in which case all shares of Performance Stock granted hereunder shall be deemed forfeited and canceled), your Performance Stock book entry shall be adjusted to reflect (i) the additional shares of Performance Stock awarded to you (in the case of a Performance Multiple greater than 100%) or (ii) your decreased shares of Performance Stock (in the case of a Performance Multiple less than 100% but greater than 0%).

After the application of the Performance Multiple, your resulting shares of Performance Stock shall continue to vest subject to the provisions of this Agreement (except in the case of an applicable Performance Multiple of 0%, in which case all shares of Performance Stock granted hereunder shall be deemed forfeited and canceled).

Voting Rights; Dividends. You will have voting rights with respect to the Company common stock represented by your shares of Performance Stock (including any additional shares of Performance Stock which may be awarded to you upon the completion of the Performance Period based on the applicable Performance Multiple). Dividends on unvested shares of Performance Stock shall accrue and be credited by the Company for your benefit, and any such dividends accrued and credited for your benefit through the date immediately prior to the date of certification by the Committee of the applicable Performance Multiple shall have the same Performance Multiple applied as is applied to your shares of Performance Stock. However, such dividends (as so adjusted) shall not be paid to you until you become vested in the related shares of Performance Stock and shall be forfeited in the event of the forfeiture and cancellation of the related shares of Performance Stock pursuant to this Agreement.

Vesting. Assuming your continuous employment with the Company or an Affiliate, this Award shall vest on [five-year anniversary of grant date], and the shares of Company common stock represented (on a one-for-one basis) by your shares of Performance Stock granted hereunder (as adjusted for the applicable Performance Multiple, and on a one-for-one basis) and all dividends with respect to such shares of Performance Stock shall be released to you on the first business day following [five-year anniversary of grant date] or as soon as administratively practicable thereafter.

Termination of Employment. If your employment with the Company or an Affiliate terminates prior to [five-year anniversary of grant date], your shares of Performance Stock granted hereunder, and any dividends credited with respect to such shares of Performance Stock, shall vest and be released to you, or shall be forfeited and canceled, as set forth below.

Due to Death. If your employment with the Company or an Affiliate terminates due to death prior to [five-year anniversary of grant date], (i) all forfeiture restrictions on the shares of Performance Stock granted hereunder shall lapse effective as of the date of your death; (ii) the Performance Multiple to be applied to the number of shares of Performance Stock granted hereunder shall be (A) 100%, if your date of death is prior to the completion of the Performance Period, or (B) the Performance Multiple for the Performance Period as certified by the Committee, if your date of death is subsequent to the completion of the Performance Period; and (iii) all shares of Company common stock represented by the shares of Performance Stock granted hereunder (as adjusted for the applicable Performance Multiple) shall be released to your beneficiary as soon as administratively practicable following your date of death but no later than 60 days following such date.

Due to Disability. If your employment with the Company or an Affiliate terminates due to Disability prior to [five-year anniversary of grant date], (i) all forfeiture restrictions on the shares of Performance Stock granted hereunder shall lapse effective as of the date of such termination; (ii) the Performance Multiple to be applied to the number of shares of Performance Stock granted hereunder shall be the Performance Multiple for the Performance Period as certified by the Committee; and (iii) all shares of Company common stock represented by the shares of Performance Stock granted hereunder (as adjusted for the applicable Performance Multiple) shall be released to you as soon as administratively practicable following the later of (A) the effective date of such termination or (B) the completion of the Performance Period, but no later than 60 days after the later of such dates.

Due to Retirement After Age 62. If your employment with the Company or an Affiliate terminates due to Retirement prior to [five-year anniversary of grant date] and after attaining age 62 with at least five years of service with the Company, (i) all forfeiture restrictions on the shares of Performance Stock granted hereunder shall lapse effective as of the date of such termination; (ii) the Performance Multiple to be applied to the number of shares of Performance Stock granted hereunder shall be the Performance Multiple for the Performance Period as certified by the Committee; and (iii) all shares of Company common stock represented by the shares of Performance Stock granted hereunder (as adjusted for the applicable Performance Multiple) shall be released to you as soon as administratively practicable following the later of (A) the effective date of such termination or (B) the completion of the Performance Period, but no later than 60 days after the later of such dates.

Due to Retirement Prior to Age 62. If your employment with the Company or an Affiliate terminates voluntarily prior to [five-year anniversary of grant date] and your termination is designated in writing by the Company as a “Company-approved Retirement prior to age 62” with at least five years of service with the Company, subject to such restrictions as the Company may impose (including, but not limited to, a six-month post-employment non-competition agreement), (i) the Performance Multiple to be applied to the number of shares of Performance Stock granted hereunder shall be the Performance Multiple for the Performance Period as certified by the Committee; and (ii) for each whole year that has passed since the Date of Award set forth above up to and including the effective date of such Retirement, 20% of the shares of Company common stock represented by the shares of Performance Stock granted hereunder (as adjusted for the applicable Performance Multiple) shall be released to you as soon as administratively practicable following the later of (A) the date that is six months following the effective date of such Retirement or (B) the completion of the Performance Period, but no later than 60 days after the later of such dates, provided that you do not violate the provisions of any restrictive covenants to which you are subject (including those set forth in any post-employment non-competition agreement between you and the Company), in which case all shares of Performance Stock (including any additional shares of Performance Stock which may have been awarded to you upon the completion of the Performance Period based on the applicable Performance Multiple) shall be forfeited and canceled.

Due to Involuntary Termination for Other than Performance Reasons. In the event of your Involuntary Termination for any reason other than performance reasons prior to [five-year anniversary of grant date], (i) the Performance Multiple to be applied to the number of shares of Performance Stock granted hereunder shall be the Performance Multiple for the Performance Period as certified by the Committee; and (ii) for each whole year that has passed since the Date of Award set forth above up to and including the effective date of such termination, 20% of the shares of Company common stock represented by the shares of Performance Stock granted hereunder (as adjusted for the applicable Performance Multiple) shall be released to you as soon as administratively practicable following the later of (A) the effective date of such termination or (B) the completion of the Performance Period, but no later than 60 days after the later of such dates.

Due to Performance Reasons, Cause or Voluntary Termination. In the event of your Involuntary Termination for performance reasons, Termination for Cause, or voluntary termination prior to [five-year anniversary of grant date], all shares of Performance Stock granted hereunder (including any additional shares of Performance Stock which may have been awarded to you upon the completion of the Performance Period based on the applicable Performance Multiple) shall be forfeited and canceled.

Vesting Upon a Change in Control. Upon a Change in Control of the Company (as defined in the Plan) prior to [five-year anniversary of grant date], (i) all forfeiture restrictions on the shares of Performance Stock granted hereunder shall lapse effective as of the effective date of the Change in Control of the Company; (ii) the Performance Multiple to be applied to the number of shares of Performance Stock granted hereunder shall be (A) based on the respective Total Shareholder Return of the Company and each of the Peer Companies over the Performance Period (using, for purposes of such Total Shareholder Return calculations, the 30 calendar day period immediately preceding the effective date of the Change in Control of the Company as the ending month of the Performance Period) as certified by the Committee (or its successor), if the effective date of the Change in Control of the Company is prior to the completion of the Performance Period, or (B) the Performance Multiple for the Performance Period as certified by the Committee (or its successor), if the effective date of the Change in Control of the Company is subsequent to the completion of the Performance Period; and (iii) all shares of Company common stock represented by the shares of Performance Stock granted hereunder (as adjusted for the applicable Performance Multiple) shall be released to you as soon as administratively practicable following the effective date of such Change in Control of the Company, but no later than 60 days after such date.

Delivery of Documents. By accepting the terms of this Agreement, you consent to the electronic delivery of documents related to your current or future participation in the Plan (including the Plan documents; this Agreement; any other prospectus or other documents describing the terms and conditions of the Plan and this Award; and the Company’s then-most recent annual report to stockholders, Annual Report on Form 10-K and definitive proxy statement), and you acknowledge that such electronic delivery may be made by the Company, in its sole discretion, by one or more of the following methods: (i) the posting of such documents on the Company’s intranet website or external website; (ii) the posting of such documents on the UBS Financial Services, Inc. website; (iii) the delivery of such documents via the UBS Financial Services, Inc. website; (iv) the posting of such documents to another Company intranet website or third party internet website accessible by you; or (v) delivery via electronic mail, by attaching such documents to such electronic email and/or including a link to such documents on a Company intranet website or external website or third party internet website accessible by you. Notwithstanding the foregoing, you also acknowledge that the Company may, in its sole discretion (and as an alternative to, or in addition to, electronic delivery) deliver a paper copy of any such documents to you. You further acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company (Attention: Human Resources Department) by telephone or in writing.

Annex A

Definitions of Certain Terms

“Performance Period” shall mean the three-year period from and including January 20     through December 20    .

“Total Shareholder Return” for a company (i.e., for the Company or a Peer Company) shall mean such company’s average daily closing stock price for the month immediately preceding the commencement of the Performance Period (i.e., December 20    ) as compared to the average daily closing stock price for the ending month of the Performance Period (i.e., December 20    ), assuming the reinvestment of dividends and as adjusted for stock splits, recapitalizations, reorganizations or other similar adjustments or changes in the company’s capital structure, and expressed as a percentage increase or decrease (as the case may be) over the Performance Period.

“Peer Company” shall mean each of (i) Anadarko Petroleum Corporation (ticker symbol: APC); (ii) Apache Corporation (ticker symbol: APA); (iii) Chesapeake Energy Corporation (ticker symbol: CHK); (iv) Devon Energy Corporation (ticker symbol: DVN); (v) Encana Corporation (ticker symbol: ECA); (vi) Marathon Oil Corporation (ticker symbol: MRO); (vii) Noble Energy, Inc. (ticker symbol: NBL); and (viii) Southwestern Energy Company (ticker symbol: SWN) (collectively, and including any replacement Peer Company (as discussed below), the “Peer Companies”); provided, however, that should any Peer Company (including any replacement Peer Company) cease to be a publicly traded company as the result of the consummation of a merger, acquisition, consolidation or similar transaction during the Performance Period, then (A) such Peer Company shall, for purposes of the Committee’s certification referenced above, be replaced (1) by Pioneer Natural Resources Company (ticker symbol: PXD), or (2) if Pioneer Natural Resources Company has previously been selected as a replacement Peer Company pursuant to this proviso or it has ceased to be a publicly traded company as the result of the consummation of a merger, acquisition, consolidation or similar transaction during the Performance Period, by ConocoPhillips (ticker symbol: COP), or (3) if both Pioneer Natural Resources Company and ConocoPhillips have either previously been selected as a replacement Peer Company pursuant to this proviso or have ceased to be a publicly traded company as the result of the consummation of a merger, acquisition, consolidation or similar transaction during the Performance Period, by Range Resources Corporation (ticker symbol: RRC), and (B) the Total Shareholder Return over the Performance Period of such replacement Peer Company shall be measured from the beginning of the Performance Period; and, provided further, should any Peer Company (including any replacement Peer Company), due to its financial performance or financial condition (e.g., bankruptcy), cease to have its voting stock be publicly traded (either temporarily or permanently), such Peer Company shall nevertheless continue to be a Peer Company for purposes of the Committee’s certification referenced above.

“TSR Rank” of the Company among the Nine Total Companies (i.e., the Company and Eight (8) Peer Companies)	Applicable “Performance Multiple”
1	200%
2	175%
3	150%
4	125%
5	100%
6	75%
7	50%
8	25%
9	0%